Exhibit 99.3

July 29, 2020

The Board of Directors

resTORbio, Inc.

500 Boylston Street, 13th Floor

Boston, MA 02116

Re:	Registration Statement on Form S-4 of

resTORbio, Inc., as amended July 29, 2020 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 28, 2020 (“Opinion Letter”), with respect to the fairness from a financial point of view of the exchange ratio to the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Boxed Summary – Opinion of resTORbio’s Financial Advisor”, “The Merger – resTORbio’s Reasons for the Merger” and “Financial Advisor Disclosure Section – Opinion of resTORbio’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ JMP Securities LLC
JMP SECURITIES LLC